        Exhibit 99.01

Investor Contact
Peter DeNardo
Senior Director, Investor Relations & Corporate Communications
Amyris, Inc.
+1 (510) 597-5592, denardo@amyris.com
or +1 (510) 740-7481, investor@amyris.com

         FOR IMMEDIATE RELEASE

AMYRIS RESPONDS TO LAVVAN’S FILING OF LAWSUIT ON September 10, 2020

Emeryville, CA – September 11, 2020 – Amyris, Inc. (Nasdaq: AMRS), a leading synthetic biotechnology company in Clean Health and Beauty markets through its consumer brands, and a top supplier of sustainable and natural ingredients, responds to LAVVAN, Inc.’s (LAVVAN) press release related to its commencement of a lawsuit against Amyris, Inc. (Amyris) for patent infringement and trade secret misappropriation on Thursday, September 10, 2020.

Amyris and LAVVAN entered into a Research, Collaboration and License Agreement ("RCL Agreement") in March 2019 valued at $300 million in milestone payments to be made by LAVVAN to Amyris along with a royalty arrangement based on LAVVAN’s commercial sales of designated biosynthetic cannabinoids. LAVVAN made a single payment of $10 million in 2019 for delivery of the first technical milestone.

Amyris wishes to clarify the following points:

1.Continued to deploy R&D resources to LAVVAN program: Amyris has been deploying its R&D resources in accordance with the RCL Agreement since the start of the collaboration program with LAVVAN and has continued to work toward the collaboration deliverables through 2020.

2.The excluded market: The RCL Agreement permits Amyris to conduct its development and commercialization efforts with regards to cannabinoids in the excluded market as defined under the RCL Agreement. Amyris will continue to exercise its rights to bring unique biosynthetic solutions to market within the boundaries of the RCL Agreement. Amyris will make the RCL Agreement, as amended, publicly available on a Form 8-K today.

3. 2020 revenue expectation not impacted: Amyris de-risked its 2020 sales revenue expectation by significantly reducing collaboration revenue anticipated from the RCL Agreement. Accordingly, Amyris does not expect a negative revenue impact for the balance of the year caused by the RCL Agreement.

“At Amyris, we have built the leading synthetic biology platform and have achieved successful commercialization of eight of our ten scaled-up fermentation molecules through strategic collaborations and partnerships with some of the world’s leading companies,” said John Melo, President and Chief Executive Officer. “Over the years, we have achieved in excess of $650 million in proceeds from these partnerships. Amyris is disappointed that LAVVAN has chosen the public domain to articulate its position. Amyris has not breached the RCL Agreement with LAVVAN and we will continue to operate in accordance with its terms. We will pursue our legal

        Exhibit 99.01
rights to the fullest extent possible, including a vigorous defense against any assertions made by LAVVAN.”

About Amyris
Amyris (Nasdaq: AMRS) is a science and technology leader in the research, development and production of sustainable ingredients for the Clean Health & Beauty and Flavors & Fragrances markets. Amyris uses an impressive array of exclusive technologies, including state-of-the-art machine learning, robotics and artificial intelligence. Our ingredients are included in over 3,000 products from the world's top brands, reaching more than 200 million consumers. Amyris is proud to own three consumer brands - all built around its No Compromise® promise of clean ingredients: Biossance™ clean beauty skincare, Pipette™ clean baby skincare and Purecane™, a zero-calorie sweetener naturally derived from sugarcane. For more information, please visit www.amyris.com.

Forward-Looking Statements
This release contains forward-looking statements, and any statements other than statements of historical fact could be deemed to be forward-looking statements. These forward-looking statements include, among other things, statements regarding the aggregate value of milestone payments under the RCL Agreement, and lack of impact on annual sales revenue. These statements are based on management's current expectations, and actual results and future events may differ materially due to risks and uncertainties, including risks related to Amyris' liquidity and ability to fund operating and capital expenses, risks related to potential delays or failures in development, production and commercialization of products, risks related to Amyris's reliance on third parties, and other risks detailed from time to time in filings Amyris makes with the Securities and Exchange Commission, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Amyris disclaims any obligation to update information contained in these forward-looking statements, whether as a result of new information, future events, or otherwise.

Amyris, the Amyris logo, No Compromise, Biossance, Pipette, and Purecane are trademarks or registered trademarks of Amyris, Inc. in the U.S. and/or other countries.
SOURCE Amyris, Inc.

For further information: Peter DeNardo, Senior Director, Investor Relations and Corporate Communications, Amyris, Inc., 510-740-7481, investor@amyris.com